Exhibit 99.1

Press Release

 Assured Guaranty Ltd. Reports Second Quarter 2009 Net Loss of $170.0 Million ($1.82 per diluted share)

Operating Income Excluding Acquisition-Related Expenses Increased 11% to $42.9 Million ($0.46 per diluted share)

Hamilton, Bermuda, August 6, 2009 — Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) today reported a net loss of $170.0 million ($1.82 per diluted share) for the quarter ended June 30, 2009 (“second quarter 2009”) as compared to net income of $545.2 million ($5.96 per diluted share) in second quarter 2008.  The $715.2 million decrease in Assured’s second quarter 2009 net income resulted almost entirely from a $695.8 million change in after-tax unrealized gain or loss on credit derivatives as compared to second quarter 2008.   Assured reported a $190.2 million after-tax unrealized loss on credit derivatives in second quarter 2009 as compared to a $505.6 million after-tax unrealized gain on credit derivatives in second quarter 2008 primarily due to the narrowing of the Company’s own credit spread, which resulted in wider pricing on credit derivative transactions.  Assured generally holds its contracts written in credit derivative form to maturity and management expects that the unrealized gain or loss on a credit derivative will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure or early termination.  The Company reported incurred losses on credit derivatives, which are not included in the unrealized loss or gain on credit derivatives, of $35.2 million in second quarter 2009, an increase of $29.6 million from second quarter 2008.  The losses in both periods resulted from credit deterioration on U.S. residential mortgage-backed securities (“RMBS”) exposures written in credit derivative form.  The Company reported pre-tax loss and loss adjustment expenses of $38.0 million in second quarter 2009 for exposures written in financial guaranty contract form, approximately equal to the $38.1 million reported in second quarter 2008; these amounts were also primarily related to U.S. RMBS exposures.

Second quarter 2009 operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles (“non-GAAP financial measure”), was $27.3 million ($0.29 per diluted share), an $11.4 million or 29% decrease from the Company’s second quarter 2008 operating income of $38.7 million ($0.42 per diluted share), that was in large part due to expenses related to the acquisition of Financial Security Assurance Holdings Ltd. (“FSAH”) and, as previously mentioned, due to higher incurred losses on credit derivatives.  See the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.  Second quarter 2009 net loss and operating income included $15.6 million ($0.17 per diluted share and $24.2 million before tax) of after-tax FSAH acquisition-related expenses and $25.7 million ($0.27 per diluted share and $35.2 million before tax) of incurred losses on credit derivatives.  Excluding the FSAH acquisition-related expenses, Assured’s operating income per diluted share was $42.9 million ($0.46 per diluted share), a $4.2 million or 11% increase over second quarter 2008.  Aside from the negative operating income impact from FSAH acquisition-related expenses and increased

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

incurred losses on credit derivatives, Assured’s second quarter 2009 operating income benefited from two favorable items compared to second quarter 2008:  a $26.9 million increase in pre-tax net earned premiums and a $25.6 million ($0.28 per diluted share) increase in tax benefits on operating income in second quarter 2009.

“A great deal of our activity in second quarter 2009 was devoted to completing the acquisition of FSAH, which marks a major step forward toward our strategic goal of transforming Assured into the market leader for financial guaranty insurance,” stated Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “The combination, completed on July 1, places us in the unique position of offering issuers and investors the capital strength and flexibility of two distinct platforms: Financial Security Assurance Inc. (“FSA”), a public finance-only insurer, and Assured Guaranty Corp., a diversified insurer providing credit enhancement to both the public and structured finance markets.  In addition to significantly increasing the franchise value of Assured, the combination provides us with greater capacity to write business and more flexibility in balancing portfolio exposures.”

“Separately, during second quarter 2009, we were pleased that Assured continued to maintain its strong level of activity in the U.S. municipal credit enhancement arena, insuring 7.6% of new issue public finance volume, which represented a majority of the bonds insured in the quarter,” continued Mr. Frederico.  “Turning to credit ratings, we continue to work with the rating agencies to achieve the highest possible ratings and would point to our high level of market acceptance in the public finance arena together with the enhanced capital strength and future earnings power of the combined companies as support of our financial strength.”

Table 1: Reconciliation of Net Income (Loss) to Operating Income

($ in millions)

	2Q-09	2Q-08
Net (loss) income	$(170.0)	$545.2
Less: After-tax realized (losses) gains on investments	(7.1)	0.9
Less: After-tax unrealized (losses) gains on credit derivatives(1)	(190.2)	505.6
Operating income	$27.3	$38.7

Weighted average shares outstanding (in millions)(2):
Basic shares outstanding - GAAP	93.1	89.9
Diluted shares outstanding - GAAP	93.1	90.6
Diluted shares outstanding - non-GAAP	93.8	91.4

Per diluted share(2)
	2Q-09	2Q-08
Net (loss) income	$(1.82)	$5.96
Less: After-tax realized (losses) gains on investments	(0.08)	0.01
Less: After-tax unrealized (losses) gains on credit derivatives(1)	(2.04)	5.53
Operating income	$0.29	$0.42

(1)          The quarter ended June 30, 2009 included a fair value after-tax loss of $39.4 million, or $0.42 per diluted share related to Assured Guaranty Corp.’s committed capital securities.  The quarter ended June 30, 2008 included a fair value after-tax gain of $5.8 million, or $0.06 per diluted share, related to Assured Guaranty Corp.’s committed capital securities.

(2)       Effective January 1, 2009, the Company adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP”), which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted net income (loss) per share. Upon retrospective adoption of the FSP, Assured increased previously reported diluted net income (loss) per share by $0.01 for Q2 2008. Operating income, a non-GAAP financial measure, for both periods is positive, therefore the per diluted share calculation ignores the effect of the FSP and includes the effect of dilutive securities.

Table 2: Shareholders’ Equity(1)

(amounts in millions, except per share data)

	As of
	June 30, 2009	December 31, 2008	% Change
Book value(2)	$2,354.9	$1,926.2	22%
Plus: Net unearned premium reserve, after tax(3)	1,870.2	1,033.4	81%
Plus: Net unearned revenue on credit derivatives, after tax(4)	16.2	17.6	(8)%
Plus: Net present value of estimated future installment premiums in-force, after tax	380.8	708.3	(46)%
Less: Deferred acquisition costs (DAC), after tax	353.9	261.6	35%
Adjusted book value	$4,268.3	$3,423.9	25%

Shares outstanding at the end of period (in millions)	134.4	91.0	48%

Book value per share outstanding:
Book value(2)	$17.52	$21.18	(17)%
Plus: Net unearned premium reserve, after tax(3)	13.91	11.36	22%
Plus: Net unearned revenue on credit derivatives, after tax(4)	0.12	0.19	(37)%
Plus: Net present value of estimated future installment premiums in-force, after tax	2.83	7.79	(64)%
Less: DAC, after tax	2.63	2.87	(8)%
Adjusted book value	$31.75	$37.65	(16)%

Book value per share, excluding AOCI and net unrealized mark-to-market gains (losses) on derivatives(5)	$21.56	$25.43	(15)%
Adjusted book value per share, excluding AOCI and net unrealized mark-to-market gains (losses) on derivatives(5)	$35.79	$41.91	(15)%

(1) Some amounts may not add due to rounding.

(2) The Company adopted FAS No. 163 “Accounting for Financial Guarantee Insurance Contracts” (“FAS 163”) effective January 1, 2009. The adoption of this accounting rule had an effect of $19.4 million on January 1, 2009 book value.

(3) Unearned premium reserve (UPR) less pre-paid reinsurance premiums, after tax.

(4) Unearned revenue less pre-paid reinsurance premiums on credit derivatives, after tax.

(5) Represents a fair value component of the Company’s credit derivative contracts, which are included in credit derivative asset or liability line on the balance sheet, and committed capital securities.

Shareholders’ Equity:

Assured’s shareholders’ equity at June 30, 2009 was $2,354.9 million, a $428.7 million or 22% increase from $1,926.2 million at December 31, 2008.  The Company’s June 24, 2009 sale of 44.3 million shares of common equity for net proceeds of approximately $448.1 million after offering expenses was the principal reason for the increase in Assured’s shareholders’ equity.  The increase in shareholders’ equity over the last six months was reduced by the Company’s $84.5 million net loss for the first six months of 2009, which resulted from operating income of $90.8 million for the same period being more than offset by $175.3 million in after-tax unrealized losses on credit derivatives and realized losses on investments.  The Company’s June 30, 2009 book value per share was $17.52, a decrease of $3.66 per share from $21.18 at December 31, 2008.  The June 2009 equity offering, which was priced at $11.00 per share before expenses, or approximately 49% of March 31, 2009 book value per share, was the principal cause of the decrease in June 30, 2009 book value per share.

Shareholders’ equity excluding net unrealized losses on credit derivatives, fair value gain on Assured Guaranty Corp.’s committed capital securities and accumulated other comprehensive income was $2,898.3 million, up 25% from $2,312.9 million at December 31, 2008, due to the June 2009 equity offering and the Company’s $90.8 million in operating income for the first six months of 2009.  Shareholders’ equity per share excluding these items was $21.56 per share at June 30, 2009, a decrease of 15% from $25.43 at December 31, 2008, due to the June 2009 equity offering.

Assured’s adjusted book value, a non-GAAP financial measure, was $31.75 per share at June 30, 2009, a reduction of $5.90 per share or 16% from December 31, 2008 adjusted book value per share of $37.65.  The decrease in the Company’s adjusted book value per share was principally due to the June 2009 equity offering being priced at approximately 26% of March 31, 2009 adjusted book value per share.  Adjusted book value per share excluding net unrealized losses on credit derivatives, fair value gain on Assured Guaranty Corp.’s committed capital securities and accumulated other comprehensive income was $35.79 at June 30, 2009, a decrease of 15% from $41.91 per share at December 31, 2008.

Present Value of Financial Guaranty and Credit Derivative Gross Written Premiums:

Assured’s second quarter 2009 new business production as measured by the present value of financial guaranty and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was $140.0 million, a 50% decrease from $278.9 million in second quarter 2008, primarily due to limited activity in the global structured finance, infrastructure and financial guaranty reinsurance markets.

Financial guaranty direct public finance business, which has been Assured’s strongest market since the beginning of 2008, was $127.8 million in second quarter 2009, a 30% decline over second quarter 2008, and was largely consistent with the 24% decline in the U.S. public finance new issue market.   Assured’s second quarter 2009 PVP was up slightly from first quarter 2009 PVP of $126.8 million.  The Company’s insured penetration in the quarter was approximately 7.6% and was equal to Assured’s insured penetration of 7.6% for second quarter 2008.  Assured’s total public finance gross par insured volume, which includes new issue as well as secondary market transactions, was $10,256 million in the quarter, down 22% from $13,170 million in second quarter 2008 and consistent with market volume.

Commenting on the quarter’s new municipal originations, Mr. Frederico stated: “While we saw a decrease in PVP from second quarter 2008, we consider our second quarter 2009 performance to be strong based on the significant amount of par and the large number of transactions we insured as well as the high average underlying credit ratings on the transactions we closed. Looking ahead, we are off to a good start in the third quarter, having insured between Assured Guaranty Corp. and FSA a par amount of approximately $3.3 billion in July, which represents a 12.9% share of U.S. public finance new issue volume.”

“Though our structured finance and public infrastructure businesses remain constrained,” continued Mr. Frederico, “we are receiving many inquiries for secondary market transactions, where we can help investors improve risk management and capital optimization. As we look at these new opportunities, we are also constantly analyzing the potential impact of the current economic environment and our tighter underwriting standards on each sector.”

The Company’s financial guaranty direct production in markets other than U.S. public finance was limited due to market conditions and Assured’s stringent underwriting standards.  Assured Guaranty Corp.

remains actively involved in evaluating structured finance and infrastructure credit enhancement opportunities while FSA is strictly limited to U.S. public finance and international infrastructure transactions going forward.

Table 3: Analysis of PVP and GWP

($ in millions)

	Quarter Ended June 30,		%
	2009	2008	Change
Gross written premiums (“GWP”) analysis:
Present value of financial guaranty and credit derivative GWP (“PVP”)
Financial guaranty direct
U.S. public finance	$127.8	$212.2	(40)%
U.S. structured finance	12.2	56.1	(78)%
International	—	10.6	NM
Total PVP	140.0	278.9	(50)%
Less: PVP of credit derivatives	—	52.3	NM
PVP of financial guaranty GWP	140.0	226.6	(38)%
Less: Financial guaranty installment premium PVP	12.5	12.0	4%
Total: Financial guaranty upfront GWP	127.5	214.6	(41)%
Plus: Financial guaranty installment GWP	—	31.2	NM
Plus: Financial guaranty installment PVP adjustment (1)	14.7	—	NM
Total financial guaranty GWP	142.2	245.8	(42)%
Plus: Mortgage guaranty segment GWP	—	—	NM
Plus: Other segment GWP	(1.1)	—	NM
Total GWP	$141.1	$245.8	(43)%

(1)  Q2 2009 amounts represent the difference in management estimates for the discount rate applied to future installments as well as the estimated term for future installments compared to the discount rate used for FAS 163.

NM = Not meaningful

Income Statement:

Second quarter 2009 net earned premiums were $78.6 million, a 52% increase from $51.7 million in second quarter 2008.  Consolidated net earned premiums benefitted from a 46% increase in the financial guaranty direct segment’s net earned premiums to $30.4 million and a 60% increase in the financial guaranty reinsurance segment’s net earned premiums to $47.4 million.  The growth in financial guaranty direct net earned premiums was generated by higher levels of U.S. public finance net earned premiums, reflecting the growth in the Assured’s public finance franchise over the past two years.    Financial guaranty reinsurance net earned premiums from refundings and the early extinguishment of exposures were the principal contributor to that segment’s growth.  The Company recorded $20.1 million ($12.9 million after tax or $0.14 per diluted share) in second quarter 2009 net earned premiums from refundings and early extinguishment of exposures as compared to $2.1 million ($1.2 million after tax or $0.01 per diluted share) in second quarter 2008.  Consolidated net earned premiums excluding net earned premiums from refundings were $58.5 million for second quarter 2009, an increase of 18% from second quarter 2008.

Table 4: Analysis of Revenues

($ in millions)	2Q-09	2Q-08	% Change
Revenues
Net earned premiums(1)	$78.6	$51.7	52%
Net investment income	43.3	40.2	8%
Realized gains and other settlements on credit derivatives	27.7	31.8	(13)%
Incurred losses on credit derivatives(2)	(35.2)	(5.6)	NM
Other income	0.5	0.2	150%
Total revenues included in operating income(3)	$114.9	$118.3	(3)%

(1) The Company adopted FAS No. 163 effective January 1, 2009.

(2) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

(3) Revenues included in operating income.  See “Explanation of Non-GAAP Financial Measures” section of this press release.

NM = Not meaningful

Assured’s second quarter 2009 net investment income rose to $43.3 million, an increase of 8% compared to second quarter 2008, due to a higher level of average invested assets that was partially offset by a lower pre-tax book yield on the portfolio due to the decline in market interest rates over the last year.  The Company’s total investments were $4,584.2 million at June 30, 2009, up 26% from $3,631.3 million at December 31, 2008, due to net proceeds after expenses of approximately $616.5 million from the Company’s June 24, 2009 offering of 44.3 million common shares and 3.45 million equity units.  The substantial majority of the net proceeds from these two offerings were used to pay the $546 million cash portion of the FSAH purchase price on July 1, 2009.  The pre-tax book yield on the portfolio was 4.3% at June 30, 2009 versus 4.7% at June 30, 2008.

Realized gains and other settlements on credit derivatives decreased 13% to $27.7 million in second quarter 2009 as a result of a decrease in the financial guaranty direct segment’s par insured for contracts written in credit derivative form due to maturities, early terminations and limited new business opportunities in the last year.  As of June 30, 2009, the Company had $70.2 billion of financial guaranty direct net par outstanding that had been written in credit derivative form, down from $72.0 billion at December 31, 2008.

Table 5: Expense Analysis

($ in millions)

	2Q-09	2Q-08	% Change
Expenses
Loss and loss adjustment expenses	$38.0	$38.1	(0)%
Profit commission expense	2.1	1.0	110%
Acquisition costs	16.5	11.8	40%
Other operating expenses	22.6	19.7	15%
FSAH acquisition-related expenses	24.2	—	NM
Interest and related expenses	8.4	7.5	12%
Total expenses (1)	$111.8	$78.2	43%

(1) Some amounts may not add due to rounding.

NM = Not meaningful

The Company recorded $35.2 million in incurred losses on credit derivatives in second quarter 2009 as compared to $5.6 million in second quarter 2008.  The increased amount of incurred losses on credit derivatives was due to credit deterioration on U.S. RMBS exposures that had been written in credit derivative form.

Assured reported $38.0 million in loss and loss adjustment expenses in second quarter 2009 as compared to $38.1 million in second quarter 2008.  Consistent with prior quarters, the majority of loss and loss adjustment expenses were associated with U.S. RMBS.  Second quarter 2009 loss and loss adjustment expenses included a $20.0 million pre-tax and after-tax benefit from an arbitration settlement in Assured’s mortgage guaranty segment that was settled during the quarter.  Excluding this benefit, total second quarter 2009 incurred losses on credit derivatives and loss adjustment expenses for U.S. RMBS exposures totaled $97.6 million on U.S. RMBS exposures ($74.1 million after tax), compared to $39.7 million ($30.6 million after tax) for second quarter 2008.  The increased level of incurred losses for U.S. RMBS was due to rising delinquencies, defaults and foreclosures, particularly on alternative A (“alt-A”) and option adjustable-rate mortgage (“option ARM”) exposures in both the financial guaranty direct and reinsurance segments. Assured has not received any claim notices on financial guaranty direct alt-A or option ARM exposures to date, whether written in credit derivative or financial guaranty contract form.  The Company also experienced additional credit deterioration on second lien exposures such as home equity line of credit (“HELOC”) and closed-end second transactions, particularly in the financial guaranty reinsurance segment.  With respect to Assured’s two financial guaranty direct HELOC transactions with Countrywide, there were no material loss and loss adjustment expenses incurred in second quarter 2009.  The Company has continued to pay losses and accrue salvage recoveries for those two transactions based on management’s continued efforts to exercise Assured’s contractual rights.

Acquisition costs, which primarily consist of ceding commissions paid by the financial guaranty reinsurance segment and operating expenses that are related to the acquisition of new business, were $16.5 million, up 40% compared to $11.8 million in second quarter 2008.  This increase is directly related to the amortization of previously deferred expenses in the financial guaranty direct and financial guaranty reinsurance segments due to net earned premiums from refundings and early extinguishment of exposures over the prior year period.

Other operating expenses were $22.6 million in second quarter 2009, a 15% increase from $19.7 million in second quarter 2008, principally due to a reduction in deferral rate of other operating expenses as a result of lower new business activity in Assured’s structured finance and international business.  Employee-related expenses, which comprise the majority of this expense category, decreased slightly during the quarter.

FSAH acquisition-related expenses were $24.2 million ($15.6 million after tax or $0.17 per diluted share), including $14.7 million of pre-tax expenses related to subletting duplicate New York City offices.  The Company did not record any FSAH acquisition expenses in second quarter 2008.  Additional FSAH acquisitions expense are expected in the next three quarters as the Company completes the integration of FSAH into Assured.

Interest and other expenses were $8.4 million in second quarter 2009, an increase of 12% over the second quarter 2008, due to an increase in the interest rate margin on the Company’s committed capital securities that occurred in April 2008.  The equity units sold by the Company in June 2009 will increase interest expense by approximately $15.7 million annually.

Assured recorded a $24.2 million benefit for income taxes in second quarter 2009 versus $1.4 million provision for income taxes in second quarter 2008, reflecting the tax liability or benefit due to income and expenses incurred in U.S. and Europe.  The second quarter 2009 tax benefit included an $8.6 million tax benefit on FSAH acquisition expenses and the tax benefits on a substantial portion of the Company’s loss and loss adjustment expenses and incurred losses on credit derivatives, which were largely incurred at Assured Guaranty Corp.

Update on the Acquisition of Financial Security Assurance Holdings Ltd.:

Assured acquired FSAH, the parent company of FSA, on July 1, 2009.   The purchase price paid by Assured was approximately $546 million in cash and 22.3 million common shares of Assured.  The Company expects that FSA’s financial supplement, which will include

FSA’s financial results and financial guaranty profile and other information, will be furnished in an 8-K with the Securities and Exchange Commission.  The FSA financial supplement will be available on Assured’s website at www.assuredguaranty.com and will also be available on FSA’s website at www.fsa.com.

Conference Call and Webcast Information:

The Company will host a conference call for investors and analysts on Friday, August 7, 2009 at 9:00 a.m. Atlantic Time (8:00 a.m. Eastern Time).  The conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 800-901-5218 (in the U.S.) or 617-786-4511 (International), passcode 85612261.  A replay will be available two hours after the conclusion of the call through Monday, September 7, 2009.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 22138698.

Please refer to Assured’s Second Quarter 2009 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.  The Company has also posted on its website Assured’s Financial Guaranty Direct Segment’s U.S. and International Structured Finance Transaction List as of June 30, 2009 and the most recent version of the Financial Guaranty Direct Segment’s New Issue U.S. Public Finance List.  The Company expects to file its 10-Q by the end of business on August 10, 2009.

# # #

Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information on Assured and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.

Consolidated Income Statements*

(dollars in millions)

	Quarter Ended
	June 30,
	2009	2008

Revenues
Net earned premiums (1)	$78.6	$51.7
Net investment income	43.3	40.2
Realized gains and other settlements on credit derivatives	27.7	31.8
Incurred losses on credit derivatives	(35.2)	(5.6)
Other income	0.5	0.2
Total revenues	114.9	118.3

Expenses
Loss and loss adjustment expenses (1)	38.0	38.1
Profit commission expense	2.1	1.0
Acquisition costs (1)	16.5	11.8
Other operating expenses	22.6	19.7
FSAH acquisition-related expenses	24.2	—
Interest and related expenses	8.4	7.5
Total expenses	111.8	78.2

Operating income before (benefit) provision for income taxes	3.1	40.1

Total (benefit)provision for income taxes	(24.2)	1.4

Operating income (b)	27.3	38.7

Plus: Realized (losses) gains on investments, after tax	(7.1)	0.9
Plus: Unrealized (losses) gains on credit derivatives, after tax (2)	(190.2)	505.6

Net (loss) income	$(170.0)	$545.2

(1) The Company adopted FAS No. 163 effective January 1, 2009.

(2) The quarters ended June 30, 2009 and 2008 included a fair value after-tax loss of $39.4 million, or $0.42 per diluted share, and fair value gain of $5.8 million, or $0.06 per diluted share, respectively, related to Assured Guaranty Corp.'s committed capital securities.

* Some amounts may not add due to rounding.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of :
	June 30,	December 31,
	2009	2008

Assets
Fixed maturity securities, at fair value	$3,413.3	$3,154.1
Short-term investments, at cost which approximates fair value	1,171.0	477.2
Total investments	4,584.2	3,631.3

Cash and cash equivalents	8.5	12.3
Accrued investment income	31.5	32.8
Deferred acquisition costs (1)	374.1	288.6
Prepaid reinsurance premiums (1)	23.1	18.9
Reinsurance recoverable on ceded losses (1)	4.5	6.5
Premiums receivable (1)	752.9	15.7
Goodwill	85.4	85.4
Credit derivative assets	146.4	147.0
Deferred tax asset (1)	209.1	129.1
Current income taxes receivable	26.4	21.4
Salvage recoverable (1)	199.8	80.2
Committed capital securities, at fair value	10.2	51.1
Other assets	39.7	35.3
Total assets	$6,495.7	$4,555.7

Liabilities and shareholders' equity
Liabilities
Unearned premium reserves (1)	$2,222.7	$1,233.7
Reserves for losses and loss adjustment expenses (1)	200.3	196.8
Profit commissions payable	10.2	8.6
Reinsurance balances payable (1)	33.8	18.0
Funds held by Company under reinsurance contracts	30.0	30.7
Credit derivative liabilities	957.8	733.8
Long-term debt	517.0	347.2
Other liabilities	169.1	60.8
Total liabilities	4,140.8	2,629.5

Shareholders' equity
Common stock	1.3	0.9
Additional paid-in capital	1,734.0	1,284.4
Retained earnings (1),(2)	622.4	638.1
Accumulated other comprehensive (loss) income (2)	(2.8)	2.9
Total shareholders' equity	2,354.9	1,926.2

Total liabilities and shareholders' equity	$6,495.7	$4,555.7

(1) The Company adopted FAS 163 effective January 1, 2009.

(2) The Company adopted FSP 115-2 effective April 1, 2009.

* Some amounts may not add due to rounding.

Explanation of Non-GAAP Financial Measures:

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of the press release.  In each case, the most directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided.  This presentation is consistent with how Assured’s management, analysts and investors evaluate the Company’s financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.  The following paragraphs define each non-GAAP financial measures presented in this press release and describe why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities, other than the Company’s net estimate of after-tax losses incurred on credit derivatives. Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part, according to changes in market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Present value of financial guaranty and credit derivative gross written premiums, or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives (“credit derivative revenues”) does not adequately measure. Management discounts estimated future installment premiums on insurance contracts for PVP at 6% per year, while under FAS 163 these amounts are discounted at a risk free rate.  Additionally, under FAS 163 management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the contract whereas for PVP management only records its estimate of the future installment premiums that it expects to receive based on the contractual terms of the transaction.  Actual future net earned or written premiums and credit derivative revenues may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our credit derivative in-force books of business, net of reinsurance and discounted at 6%. Management believes that net present value of estimated future installment premiums in force is a useful measure for management, investors and analysts because it permits an evaluation of the value of future estimated credit derivative installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Adjusted book value, which is a non-GAAP financial measure, is defined, subsequent to the adoption of FAS 163 in the second quarter of 2009, as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve, which includes estimated future installment premiums in force, discounted at the risk free rate, net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums on credit derivatives in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs.

Adjusted book value, prior to the adoption of FAS 163, was defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs.

Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in force premiums and shareholders’ equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, Assured’s forward-looking statements regarding financial strength and growth opportunities and its calculations of adjusted book value, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force, total estimated net future premium earnings could be affected by a rating agency action, such as a ratings downgrade, difficulties with the execution of Assured’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses affecting the adequacy of Assured’s loss reserve, impact of market volatility of the mark-to-market of our contracts written in credit default swap form, changes in regulation or tax laws, governmental actions, natural catastrophes, Assured’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that are made as of August 6, 2009.  Assured undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:

Sabra R. Purtill, CFA

Managing Director, Investor Relations

212-408-6044

441-299-9375

spurtill@assuredguaranty.com

Ross Aron

Associate, Investor Relations

212-261-5509

raron@assuredguaranty.com

Media:

Betsy Castenir

Managing Director, Corporate Communications

212-339-3424

bcastenir@fsa.com

Ashweeta Durani

Vice President, Corporate Communications

212-408-6042

adurani@assuredguaranty.com

Fixed Income Investors:

Robert Tucker

Managing Director, Fixed Income Investor Relations

212-339-0861

rtucker@fsa.com

Michael Walker

Director, Fixed Income Investor Relations

212-261-5575

mwalker@assuredguaranty.com